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                                                                     EXHIBIT 4.3

            FIRST AMENDMENT TO THE HAYES WHEELS INTERNATIONAL, INC.
                            RETIREMENT SAVINGS PLAN

A. Hayes Wheels International, Inc. (the "Employer") currently maintains the Hayes Wheels International, Inc. Retirement Savings Plan (the "Plan") for its eligible employees and the eligible employees of certain related companies.

B. The Company is establishing a retirement plan under Canadian law for certain employees who are residing in Canada and therefore desires to amend the Plan, effective as of March 30, 1995, to exclude such employees from participation under the Plan.

THEREFORE, pursuant to Section 12.01 of the Plan and in accordance with authority granted by the Board of Directors of the Company on March 29, 1995, the Plan is amended as set forth below effective as of March 30, 1995.

1.   SECTION 2.01 OF THE PLAN IS AMENDED TO READ AS FOLLOWS:

     2.01 Eligibility and Membership

     (a) Each member of the Prior Plan on December 31, 1992 automatically shall become a Member as of January I, 1993, provided he is then an Employee.

     (b) Except as provided in (c) below, each Employee who is not a Member on January 1, 1993, including any Employee hired on or after such date, shall become a Member on the first Enrollment Date that coincides with or immediately follows 30 days of employment (counting the day the employee first performs an Hour of Service as the first day of employment), provided he is an Employee on the applicable Enrollment Date.

     (c)  Notwithstanding (a) and (b) above, effective on and after March
          30, 1995, Employees who are non-resident aliens shall not be eligible for membership in the Plan. Any Employee who on March 30, 1995 is a non-resident alien and is a Member shall become an inactive Member as of March 31, 1995. Such inactive Members shall not be eligible to make Deferred Contributions under Section 3.01 or be eligible to receive any Employer Contributions under Section 3.02 on or after March 31, 1995, but in all other respects shall retain such rights as granted other Members under the Plan until termination of membership in accordance with Section 2.06 below.

2.   Except as hereby amended, the Plan remains in full force and effect.

This amendment is signed on April 7, 1995

                                         HAYES WHEELS INTERNATIONAL, INC.

                                         By  /s/ Larry Karenko
                                             -----------------------------------
                                         Its:  Vice President -- Human Resources

        /s/ Kristi D. Johnson
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Witness